Exhibit 10.3

LEVI STRAUSS & CO.
EXECUTIVE SEVERANCE PLAN
(Effective February 10, 2014)

TABLE OF CONTENTS
Page

1.	Definitions.	1

2.	Eligibility for Severance Payments, Severance Benefits and Deferred Termination Early Retirement Benefits.	2

3.	Amount and Form of Severance Payments, Severance Benefits and Deferred Termination Early Retirement Benefits.	4

4.	Administration.	9

5.	Amendment or Termination.	9

6.	Claims Procedure.	9

7.	Source of Payments.	11

8.	Inalienability.	11

9.	Recovery of Payments Made by Mistake.	11

10.	No Enlargement of Employment Rights.	11

11.	Applicable Law.	11

12.	Severability.	12

13.	Execution.	12

LEVI STRAUSS & CO.
EXECUTIVE SEVERANCE PLAN
(Effective February 10, 2014)
Introduction. Levi Strauss & Co. (the “Company”) established the Levi Strauss & Co. Executive Severance Plan (the “Plan”) effective May 1, 2004 for the benefit of certain eligible Executives of the Company. The Company has amended the Plan from time to time, and hereby amends and restates the Plan effective February 10, 2014.
The purpose of the Plan is to provide an eligible Executive with Severance Payments, Severance Benefits and Deferred Termination Early Retirement Benefits in the event the Executive’s employment is involuntarily terminated under circumstances entitling the Executive to Severance Payments, Severance Benefits or Deferred Termination Early Retirement Benefits, as determined in the sole discretion of the Company. The Plan is an unfunded welfare benefit plan for purposes of ERISA, a severance pay plan within the meaning of United States Department of Labor Regulation Section 2510.3-2(b) and an involuntary separation pay plan within the meaning of Treasury Regulation Section 1.409A-1(b)(9). This Plan supersedes all prior policies and practices of the Company with respect to severance or separation pay for Executives whose employment is involuntarily terminated on or after February 10, 2014. This Plan is the only severance program for such Executives.
1.Definitions.
1.1.    “Company” means Levi Strauss & Co.
1.2.    “Comparable Position” means any job that has no negative impact on base salary. To be a “Comparable Position,” the different job must be performed at the same or geographically proximate work site with the same or comparable work schedule, as determined in the sole discretion of the Company.
1.3.    “Compensation” means (i) the sum of the Executive’s (a) annual base salary rate in effect on his or her Termination Date, plus (b) target bonus amount under the Annual Incentive Plan (“AIP”) for the fiscal year in which the termination is announced to the Executive (ii) divided by 52. Compensation is solely used for purposes of determining an eligible Executive’s Severance Pay under the Plan.
Compensation = annual base salary + AIP target bonus for the fiscal year in which the termination is announced
52
1.4.    “Deferred Termination Early Retirement Benefits” means the benefits provided to an Executive pursuant to Section 3.3 on account of his or her involuntary termination from the Company.
1.5.    “Employee” means a common-law employee of the Company on the Home Office Payroll, including an employee classified by the Company as a U.S. expatriate employee, who is not subject to the overtime provisions of the Fair Labor Standards Act, and who is a Home Office Payroll employee, and who has not signed an agreement that he or she is not entitled to benefits from the Company. An Employee does not include any person who is designated by the Company as an independent contractor or an employee of a third party (including, but not limited, to a “leased employee,” within the meaning of Section 414(n) of the Internal Revenue Code of 1986, as amended (the “Code”)), or any individual who has entered into an independent contractor or consultant agreement with the Company. Individuals not treated as Employees by the Company on its payroll records are excluded from Plan participation even if a court or administrative agency determines that such individuals are Employees.
1.6.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.7.    “Executive” means (i) a WLT Member, or (ii) an Employee whose position is classified under the Executive Band or Leader Band in the Company’s World-Wide Compensation Plan.
1.8.    “General Release Agreement” means a legally binding document in which an Employee waives any and all claims against the Company (as defined in the General Release Agreement) related to his or her employment or separation from employment. Whether or not an Executive chooses to sign the General Release Agreement is completely at his or her discretion.
1.9.    “Plan” means the Levi Strauss & Co. Executive Severance Plan, as set forth in this instrument and as hereafter amended.
1.10.    “Severance Benefits” means the severance benefits provided to an Executive pursuant to Section 3.2 on account of his or her involuntary termination from the Company.
1.11.    “Severance Payment(s)” or “Severance Pay” means the payments to an eligible Executive pursuant to Section 3.1 on account of his or her involuntary termination from the Company.
1.12.    “Termination Date” means the Executive’s final day of employment with the Company which date shall be communicated by the Company to the Executive.
1.13.    “WLT Member” means each Employee identified on Appendix A.
1.14.    “Year of Service” means a 12-month period of employment beginning on the later of the Executive’s hire or rehire date. Years of Service are calculated in full 12-month periods with no credit for partial years.
2.    Eligibility for Severance Payments, Severance Benefits and Deferred Termination Early Retirement Benefits.
2.1.    General Eligibility. Except as otherwise provided in the Plan, an Executive is entitled to Severance Payments, Severance Benefits or Deferred Termination Early Retirement Benefits under the Plan only if his or her employment with the Company is involuntarily terminated by action of the Company on account of a reduction in force, layoff or position elimination.

2.2.    Exclusions. An Executive is not eligible for Severance Payments, Severance Benefits or Deferred Termination Early Retirement Benefits if he or she:
(a)    Voluntarily resigns before his or her Termination Date;
(b)    Is terminated because of failure to return from an approved leave of absence;
(c)    Resigns or is involuntarily terminated because the Company has determined that he or she violated any policy, procedure or rule of the Company, engaged in dishonest or wrongful conduct, committed any crime or performed his or her duties in an unacceptable manner;
(d)    Resigns or is terminated after declining to accept an offer of a Comparable Position with the Company or an affiliate of the Company;
(e)    Ceases to be an Executive as defined by the Plan;
(f)    Terminates employment with the Company by reason of death;
(g)    Receives consulting fees from the Company following his or her Termination Date;
(h)    Is entitled to long-term disability benefits from the Company-sponsored long-term disability plan as of the date the involuntary termination would have occurred had the individual been actively at work on such date;
(i)    Has an individual written agreement with the Company that provides for any form of severance, separation or special retirement program; or
(j)    Has notified the Company of his or her intent to retire from the Company prior to the date the Company notified the Executive of his or her involuntary termination.
2.3.    Certain Corporate Transactions. Unless, and only to the extent expressly authorized by the Company or as set forth in this Plan, no Severance Payments, Severance Benefits or Deferred Termination Early Retirement Benefits will be payable under the Plan to an Executive in the event of the sale or other disposition of the Company, any affiliate or any assets or stock of either, if the Executive (i) continues to be employed by the Company, its successor or an affiliate on or after the date of such sale or other disposition, (ii) is offered a Comparable Position with the acquiring entity or any of its affiliates, or (iii) is offered a Comparable Position with an entity that was an affiliate of the Company immediately prior to the sale or other disposition.

3.    Amount and Form of Severance Payments, Severance Benefits and Deferred Termination Early Retirement Benefits.
3.1.    Payment Amount. An eligible Executive is entitled to receive the following Severance Payments:
In exchange for signing a General Release Agreement, in a form acceptable to the Company, an eligible Executive who is involuntarily terminated from the Company will be eligible to receive Severance Pay and Severance Benefits, subject to Section 3.4. The consideration for the voluntary General Release Agreement will be the Severance Pay and Severance Benefits the eligible Executive would not otherwise be eligible to receive. An eligible Executive will receive Severance Pay in accordance with the following table:

WLT Member	80 weeks of Compensation
Executive and Leader Band	28 weeks of Compensation, plus two (2) additional weeks of Compensation for each Year of Service in excess of five (5), limited to a maximum period of 52 weeks of Compensation

3.2.    Severance Benefits.
(a)    Medical Benefits Subsidy.

(1)
“COBRA” Continuation Coverage: An Executive who is enrolled in a Company-sponsored medical benefits plan on his or her Termination Date is eligible to continue his or her medical, dental and/or vision coverage for up to 18 months under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Generally, the Executive is required to pay the full cost of this coverage, plus a two percent (2%) administrative fee. If an Executive does not timely elect to exercise his or her COBRA continuation rights to continue his or her Company-sponsored medical, dental and/or vision benefits, the Executive may not reinstate such coverage at a later date. COBRA coverage will not extend beyond the date on which a terminated Executive becomes eligible for coverage under another group health plan unless the new plan has a pre-existing condition limitation or the Executive is entitled to Medicare. All of the terms and conditions of the corresponding medical, dental and/or vision plans sponsored by the Company will apply to an Executive receiving COBRA continuation coverage.

(2)
Company Subsidy for COBRA (Medical Coverage Only): If an Executive and/or his or her covered dependents timely elect(s) to receive medical continuation coverage through COBRA, the Company will subsidize the cost (at the active employee contribution rate) of the medical coverage under COBRA for the duration of the Executive’s severance payment period under Section 3.1 above, up to a maximum coverage period of 18 months. Thereafter, the Executive will be required to pay the full applicable COBRA premium for medical coverage. During the Company-subsidized COBRA coverage period, the Executive must pay for the remainder of the cost of his or her COBRA medical coverage, plus any income tax imposed upon the value of the subsidy.
All periods of Company-subsidized coverage are counted toward the 18-month COBRA entitlement.

(3)
Dental and/or Vision Continuation: The Company will not subsidize Company-sponsored dental and vision benefits continuation coverage. An Executive may elect to continue dental and/or vision coverage under COBRA as described in paragraph (a)(1) above.

(b)    Life Insurance Continuation. The Company will pay the cost of premiums under its standard basic life insurance program of $10,000 for the same duration that it subsidizes the COBRA coverage under paragraph (a)(2) above.
(c)    Retiree Medical Benefits. If an Executive retires and becomes covered by the Company’s retiree health benefits program, the Company will pay the full cost for the retiree medical coverage for the same duration that it subsidizes the COBRA coverage under paragraph (a)(2) above, reduced by the period during which the Executive was receiving subsidized COBRA coverage.
(d)    Outplacement Benefits. Eligible Executives may be entitled to receive reasonable outplacement counseling and job search benefits. In no event will the Company provide such outplacement benefits to an eligible Executive later than December 31 of the second year following his or her Termination Date.
(e)    No Substitute Payments. An Executive may not receive cash or any other benefit in lieu of the available Severance Benefits.
3.3.    Deferred Termination Early Retirement Benefits.
(a)    Any Executive who is within 18 months of meeting the minimum requirements to be early retirement eligible under the Company’s pension and/or retiree medical plans (15 years of service/age 55) will be eligible for a deferred Termination Date. To qualify for the deferred Termination Date, the Executive must:

(1)	Become early retirement eligible within 18 months following the date he or she is notified of his or her termination of employment; and

(2)	Submit a General Release Agreement, as described below, within the prescribed time period.
(b)    Except as provided below, the Termination Date for any such Executive will be deferred to the first date he or she meets the minimum age and service requirements for early retirement. This way, the Executive may take early retirement on his or her Termination Date. Until the deferred Termination Date, the Executive will remain on the Company’s payroll as an employee with special leave status. During this period, the Executive will continue to be eligible for Company benefits and earn service towards eligibility for early retirement benefits; provided, however, that the Executive may not participate in the Employee Savings and Investment Plan of Levi Strauss & Co. (the “ESIP”) during the special leave period. Benefit plan and service credit eligibility will cease when the Executive satisfies the minimum early retirement requirements. The terms of the early retirement benefits are governed exclusively by the governing plan documents for those benefits. The Company reserves the right to amend or terminate the pension or retiree medical plan, as described in the governing plan documents.
(c)    In lieu of the Executive’s regular salary, the Executive will instead receive the total value of his or her Severance Payments, as calculated above under Section 3.1, paid through the bi-weekly payroll process. In most cases, the total amount of the Severance Payments will be distributed evenly over the course of the entire leave period ending on the Termination Date. However, if the number of weeks of Severance Pay earned by the Executive is greater than the number of weeks needed to attain early retirement eligibility, the payments will be issued according to the normal payroll schedule until the end of the Severance Pay period. In this situation, an Executive’s Termination Date (i.e., the date he or she becomes early retirement eligible) will occur before all Severance Payments have been issued. The Severance Payments will continue beyond the Termination Date until all payments are issued to the Executive. Note, however, that the Termination Date will mark the end of active employment so other employee benefits will cease at that time. However, these Severance Payments will begin only after both (i) the Executive has signed the General Release Agreement, and (ii) the revocation period, if any, has expired. If the Executive fails to sign the General Release Agreement within the prescribed time period, or revokes the Agreement after signing, he or she will not be eligible for any Severance Pay or Severance Benefits described under Sections 3.1, 3.2 or 3.3.
(d)    An Executive who qualifies for deferred termination under this Section 3.3 may choose an immediate Termination Date instead by notifying the Company within 10 business days of the date he or she is notified of his or her termination of employment. By choosing an immediate Termination Date, the Executive will be entitled to the Severance Payments and Severance Benefits described under Sections 3.1 and 3.2 of the Plan, subject to all applicable terms and conditions. Notwithstanding the foregoing, if any Severance Payments are subject to Code Section 409A, such Severance Payments shall be paid at the same time they would have been paid had the Executive not elected an immediate Termination Date.

3.4.    Conditions and Limitations on Severance Payments, Severance Benefits and Deferred Termination Early Retirement Benefits. Severance Pay, Severance Benefits and Deferred Termination Early Retirement Benefits are specifically conditioned upon the Executive signing and not later revoking a General Release Agreement at a time and in a manner to be determined by the Company. Under no circumstances will any Severance Pay, Severance Benefits or Deferred Termination Early Retirement Benefits be made to an Executive who elects not to sign, or who revokes, a General Release Agreement.
3.5.    Form and Timing of Severance Payments, Severance Benefits and Deferred Termination Early Retirement Benefits.
(a)    Except as provided under Section 3.3 for Deferred Termination Early Retirement Benefits, Severance Payments will be paid in installments in accordance with the Company’s regular payroll payment schedule following the eligible Executive’s Termination Date, however any Severance Pay and Severance Benefits which become available will commence only after the General Release Agreement has been signed, and the revocation period, if any, for the signed General Release Agreement has passed.
(b)    If the Company reemploys an eligible Executive who is receiving Severance Pay, Severance Benefits or Deferred Termination Early Retirement Benefits under the Plan, the individual will become ineligible and such pay and benefits will cease effective as of the reemployment date.
(c)    If an Executive dies before Severance Payments are completed, any remaining Severance Payments, including the value of any Severance Payments under Section 3.3(c), will be made to the Executive’s estate in a lump-sum within 60 days after the Executive’s death.
3.6.    Plant Shut-Down or Mass Layoff. If the Executive is laid off or discharged because of a plant shut-down or mass layoff to which the federal, or any state, Worker Adjustment and Retraining Notice Act (“WARN”) applies, Severance Payments, Severance Benefits and Deferred Termination Early Retirement Benefits will not be available, except as provided in this Section 3.6. The Company shall provide notice of termination of employment (and may, at its discretion, place employees on paid administrative leave during some portion or all of the WARN notice period), or pay in lieu of notice, or a combination of notice and pay in lieu of notice in accordance with the provisions of WARN. The amount of severance payments to which the Executive is entitled under the Plan shall be determined by subtracting the number of days’ pay in lieu of notice (or pay received while on administrative leave during a period for which WARN notice is given) he/she receives pursuant to WARN from the amount of severance payments to which he or she would be otherwise entitled under this Plan. The period of Company-subsidized medical and life insurance coverage under Section 3.2, however, shall not be reduced by the time during which the Executive receives continued medical coverage or continued life-insurance coverage as part of the WARN notice period. Instead, the period of Company-subsidized medical and life-insurance coverage under Section 3.2 shall commence as of the date the WARN notice period expires.

3.7.    General Release Agreement. The General Release Agreement will be furnished to an eligible Executive. It is completely within the eligible Executive’s own discretion as to whether he or she elects to sign the General Release Agreement. An eligible Executive is encouraged to review the General Release Agreement with his or her personal attorney at his or her own expense, if he or she so desires.
Time Frame for Signing. An Executive less than age 40 on the date he/she receives the General Release Agreement, must sign, date and return it to the Plan Administrator within seven (7) calendar days of the date of receipt, unless a later date is expressly stated in the General Release Agreement. Minnesota residents, who are less than age 40 on the date of receipt, must sign and return the General Release Agreement within twenty-one (21) calendar days of the date of receipt, unless a later date is expressly stated in the General Release Agreement.
An Executive age 40 or older on the date he/she receives the General Release Agreement, must sign and return it at any time within twenty-one (21) calendar days of the date of receipt (for an individual termination) or at any time within forty-five (45) calendar days of receipt (for a group termination), unless a later date is expressly stated in the General Release Agreement. In the event of a group termination, as determined in the sole discretion of the Company, the Company will furnish affected Executives with such additional information as may be required by law.
Revocation Right. An Executive who is less than age 40 and is not a Minnesota resident on the date of receipt, cannot revoke the General Release Agreement once he/she has signed it. An Executive who is age 40 or over and not a Minnesota resident, may revoke his/her signed General Release Agreement in writing within seven (7) days after his/her signing the General Release Agreement. An Executive who is a Minnesota resident on the date of receipt, may revoke his/her signed General Release Agreement in writing within fifteen calendar (15) days after it is signed and returned. Any such revocation shall be made in writing and shall be received by the Plan Administrator within the seven (7)-day or fifteen (15)-day periods as described.
Notwithstanding the foregoing, in all events the Executive must execute the General Release Agreement, and any revocation period must have expired, not later than sixty (60) days after the Termination Date (determined for purposes of this paragraph without regard to whether the Executive is eligible for or elects a deferred Termination Date pursuant to Section 3.3) in order to receive Severance Pay and Severance Benefits. If such sixty (60)-day period ends in the calendar year following the year that includes the Termination Date, payment of any Severance Pay or Severance Benefits that are subject to Code Section 409A shall commence not earlier than the first (1st) business day of the calendar year following the year that includes the Termination Date.
3.8.    Withholding. The Company will withhold from all Severance Payments, Severance Benefits and Deferred Termination Early Retirement Benefits all required federal, state, local and other taxes and any other payroll deductions required.
3.9.    Code Section 409A Compliance. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under the Plan will be considered a “separate payment.” Each such payment will be deemed exempt from Code Section 409A to the full extent permissible under the “short-term deferral exemption” under Treasury Regulation Section 1.409A-1

(b)(4) and, with respect to amounts that are not exempt under the short-term deferral exemption or any other exemption, (i) do not exceed two (2) times the lesser of the Executive’s base salary in the year preceding the year that includes the Termination Date (determined for purposes of this paragraph without regard to whether the Executive is eligible for or elects a deferred Termination Date pursuant to Section 3.3) or(ii) the limitation in effect under Code Section 401(a)(17) for the year that includes the Termination Date, and are paid no later than the last day of the second taxable year following the taxable year containing the Executive’s Termination Date, the “two years/two times” separation pay exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii), which are hereby incorporated by reference. In the event that any Executive is a “specified employee” as defined in Code Section 409A on the Executive’s Termination Date, Severance Pay or Severance Benefits that are subject to Code Section 409A shall be paid until the earlier of the first (1st) day of the seventh (7th) month following the month that includes the Termination Date, or the date of the Executive’s death, and all amounts that would otherwise have been paid prior to such date shall be paid as soon as practical after such date in a lump sum without interest. The Plan is intended to comply in all respects to Code Section 409A, and to the maximum extent permitted by law shall be so construed. Notwithstanding the foregoing, in no event shall the Company have liability to an Executive for any penalty or other adverse tax consequences resulting from Section 409A or otherwise.
4.    Administration.
The Company is the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Company has the discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including the making of factual determinations. Severance Pay, Severance Benefits and Deferred Termination Early Retirement Benefits under the Plan will be payable only if the Company determines in its sole discretion that the Executive is entitled to them. The decisions of the Company will be final and conclusive with respect to all questions concerning the administration of the Plan. The Company may delegate to other persons responsibilities for performing certain of its duties under the Plan and may seek such expert advice as it deems reasonably necessary with respect to the Plan. The Company may rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful.
5.    Amendment or Termination.
Executives do not have any vested rights to Severance Payments, Severance Benefits or Deferred Termination Early Retirement Benefits. The Company reserves the right, in its sole and unlimited discretion, to amend or terminate the Plan at any time by action of the Company’s Chief Executive Officer, or his or her designee, without prior notice to any Executive.
6.    Claims Procedure.
(a)    Any person who believes he or she is entitled to any payment under the Plan (“Applicant”) may submit a claim in writing to the Company. Any such claim should be sent to the Health & Welfare Plans Administrative Committee (the “Committee”), c/o Levi Strauss & Co., P.O. Box 7215, San Francisco, CA 94120, Attention: Vice President, Compensation, Benefits & HR Services. If a claim is denied in whole or in part, the

Committee will furnish the Applicant within 90 days after receipt of such claim with a written notice, written in a manner calculated to be understood by the Applicant, which includes (i) the specific reason(s) for the denial, (ii) specific references to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for properly completing the claim and an explanation why such material or information is necessary, (iv) a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim, and (v) an explanation of the Plan’s appeal procedures. The 90-day period for responding to a claim may be extended by up to an additional 90 days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the claim will be resolved, by the end of the initial 90-day period.
(b)    An Applicant may appeal the denial of his or her claim and have the Committee reconsider the decision. The Applicant or the Applicant’s authorized representative has the right to: (i) request an appeal by written notice to the Committee at the address identified above no later than 60 days after the receipt of the notice from the Committee denying the Applicant’s claim, (ii) upon request and free of charge, review or receive copies of any documents, records or other information relevant to the Applicant’s claim, and (iii) submit written comments, documents, records and other information relating to the Applicant’s claim in writing to the Committee. In deciding the Applicant’s appeal, the Committee will take into account all comments, documents, records and other information submitted by the Applicant relating to the claim, regardless of whether such information was submitted or considered in the initial review of the claim. If the Applicant does not provide all the necessary information for the Committee to process the appeal, the Committee may request additional information and set deadlines for the Applicant to provide that information.
(c)    The Committee’s decision on review will be in writing, written in a manner calculated to be understood by the Applicant, and will include (i) specific reason(s) for the decision, (ii) specific references to the Plan provisions on which the decision is based, (iii) a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim, and (iv) a statement of the Applicant’s right to bring a civil action under ERISA Section 502(a) following a denial of his or her appeal for benefits. The notice will be delivered to the Applicant within 60 days after the request for review is received, unless extraordinary circumstances require a longer period, in which event the 60-day period may be extended by up to an additional 60 days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the appeal will be resolved, by the end of the initial 60-day period.
(d)    The provisions of this Section 6 are intended to comply with ERISA Section 503 and the Regulations issued thereunder, and will be so construed. In accordance with such Regulations, each Applicant will be entitled, upon written request and without charge, to review and receive copies of all material relevant to his or her claim within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8), and to be represented by a qualified representative.
(e)    In further consideration of being permitted to participate in the Plan, each eligible Executive agrees on behalf of himself or herself, and all other persons claiming through him or her, that he or she will not commence any action at law or equity (including without limitation any action under ERISA Section 502), or any proceeding before any administrative agency, for payment of any benefit under this Plan without first filing a written claim for such benefit and appealing the denial of that claim in accordance with the provisions of this Section 6, and in any event not more than 180 days after the appeal is denied in accordance with paragraph (c) above.
7.    Source of Payments.
All Severance Payments, Severance Benefits and Deferred Termination Early Retirement Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan and the Plan will have no assets. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.
8.    Inalienability.
In no event may any Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
9.    Recovery of Payments Made by Mistake.
An eligible Executive must return to the Company any Severance Payment, Severance Benefit or Deferred Termination Early Retirement Benefit, or portion thereof, made by a mistake of fact or law. The Company has all remedies available at law or in equity for the recovery of such amounts.

10.    No Enlargement of Employment Rights.
Neither the establishment or maintenance of the Plan, the payment of any amount by the Company nor any action of the Company will confer upon any individual any right to be continued as an Employee nor any right or interest in the Plan other than as provided in the Plan. Other than an Employee who has a written agreement to the contrary signed by the President, Chief Executive Officer or a Senior Vice President of the Company, every Employee is an employee-at-will whose employment with the Company may be terminated by the Company or the Employee at any time with or without cause and with no notice.
11.    Applicable Law.
The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State in which the Executive resides on his or her Termination Date.
12.    Severability.
If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
13.    Execution.
IN WITNESS WHEREOF, Levi Strauss & Co., by its duly authorized officer, has executed the Plan on the date indicated below.
LEVI STRAUSS & CO.

__________________________________
Varun Bhatia
Senior Vice President & Chief Human Resources Officer

Dated:

APPENDIX A
For purposes of this Plan, the following positions are designated as Worldwide Leadership Team members (WLT), assuming the Employee in the position is also a U.S. Home Office Payroll Employee at the time of termination:
President & Chief Executive Officer
Executive Vice President & President, Global Levi's® Brand
Executive Vice President & President Global Dockers® Brand
Executive Vice President & President Global Retail
Executive Vice President & President Americas
Executive Vice President & President Europe
Executive Vice President & President Asia, ME, Africa
Executive Vice President & Chief Financial Officer
Senior Vice President & Chief Supply Chain Officer
Senior Vice President & General Counsel
Senior Vice President & Chief Human Resources Officer
Senior Vice President & Chief Communications Officer
This list is subject to change and may be revised at any time.